EXHIBIT 10.69

                                  ASSIGNMENT


          THIS ASSIGNMENT (the "Assignment") is made as of May 2, 1997, by and between ALTERNATIVE TECHNOLOGY RESOURCES, INC., a Delaware corporation, formerly known as 3Net Systems, Inc. ("ATR"), and OMNITECH MIGRATIONS INTERNATIONAL, formerly known as Centre de Traitment I. T. I. Omnitech, Inc., a Canadian corporation ("OMI") (each of ATR and OMI may be referred to herein as a "Party" and both of whom together may sometimes be referred to herein as the "Parties").

     R E C I T A L S

     A. WHEREAS, ATR has made a business decision to exit the laboratory information system ("LIS") products market, and OMI is seeking to enlarge its LIS market territory by establishing relationships with a base of customers in the United States; and

     B. WHEREAS, ATR desires to transfer its Cortex product and Cortex software and hardware customer support business in its entirety to OMI, and OMI has agreed to assume and perform all of the duties and obligations that ATR currently has under its Cortex software and hardware customer support service agreements as if OMI had been an original party to such service agreements; and

     C. WHEREAS, ATR and OMI have mutually developed a "Customer Support Transition Plan", a copy of which is attached hereto as EXHIBIT A and incorporated herein by this reference in order to clarify and supplement the terms of this Assignment;

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto AGREE AS
FOLLOWS:

SECTION 1.  ASSIGNMENT OF SERVICE AGREEMENTS.

     1.1 ATR hereby transfers and assigns to OMI all of ATR's right, title, and interest in and to those "Software License And Support Service Agreements" and "Hardware Support Service Agreements" listed in the attached EXHIBIT B which is incorporated herein by this reference (the "Service Agreements"). By this Assignment, ATR delegates to OMI all of ATR's duties and obligations of performance under the Service Agreements. All monies previously paid to ATR under such Service Agreements shall be retained in full by ATR as part of the consideration provided hereunder.

     1.2 With respect to those Cortex customers of ATR who have not executed a formal Service Agreement with ATR, ATR shall use its best efforts to transition such customers to OMI as their provider of software and hardware customer support services.

SECTION 2.  DUTIES AND OBLIGATIONS OF OMI AS ASSIGNEE.

     2.1 By accepting this Assignment, OMI agrees to assume and perform all duties and obligations that ATR has under the Service Agreements (including, without limitation, all costs associated with providing customer support services), as if OMI had been an original party to the Service Agreements.

     2.2 Pursuant to Section 13 of the "Software License And Support Service Agreements" and pursuant to Section 14 of the "Hardware Support Service Agreements", representatives of OMI having access to the proprietary materials of customers under the Service Agreements may be required to execute a confidentiality agreement with such customers.

SECTION 3.  TRANSFER AND DELIVERY OF CORTEX SOURCE CODE.

     In addition to the assignment of its rights under the Service Agreements, ATR also hereby transfers and assigns to OMI, and shall deliver to OMI, all of ATR's right, title, and interest in and to all Cortex source code in ATR's possession, including all existing versions, custom modifications, instrument interfaces, and HIS interfaces, working and compiled. ATR shall also deliver all required compilers, support utilities, and other Cortex-related programs in ATR's possession (OMI shall be responsible for any license fees and/or other costs associated with transferring third-party software licenses, if required). This source code and other related software will be shipped by ATR to OMI on appropriate electronic storage media, including hard disk drive(s) and/or tape(s). OMI is responsible for transferring this information to its own storage media and performing all tasks necessary to make the software operational. ATR will be available to answer questions, subject to the Hour Bank rules described below in Section 6, if OMI deems it necessary. After OMI has transferred this information to its own storage media, OMI will either return the hard disk drive(s) and/or tape(s) to ATR or reimburse ATR for these items at cost.

SECTION 4.  NOTIFICATION OF CUSTOMERS UNDER SERVICE AGREEMENTS.

     A letter shall be drafted by ATR, approved as to form and content by OMI, and sent by an overnight delivery service to the customers under the Service Agreements at least one week before the Effective Date (as defined below in Section 14). The letter will notify each customer of the assignment of its Service Agreement to OMI, inform the customer of the Effective Date, provide necessary support procedure details, and provide a reminder of the Service Agreement termination date. Within 48 hours of letter distribution, ATR and OMI shall carry out a joint conference call with each customer to further explain the new arrangement and answer questions.

SECTION 5.  DELIVERY OF REQUIRED INFORMATION TO OMI.

     The following information shall be delivered by ATR to OMI:

               5.1. Demographics (customer name, contact, phone, fax, modem, e-mail address).
               5.2. Software Environment (Cortex version/number of licenses/modules, Btrieve version, Novell version/number of users, compiler versions - where important).
               5.3. Hardware Environment (server configuration, workstations, list of supported equipment).
               5.4. Support Environment (current outstanding problems, support history, other subjective information about the customer staff/environment that would facilitate the transition).
               5.5.  Copies of all Service Agreements.

SECTION 6.  ESTABLISHMENT OF HOUR BANK FOR SECOND-LEVEL
           TECHNICAL SUPPORT.

     ATR will establish a bank of hours (the "Hour Bank") to be used by OMI for second-level technical support as needed up through and including September 30, 1997 (the "Start-up Period"). The rules governing the use of the Hour Bank are as follows:

               6.1. The Hour Bank shall have an initial balance of 40 hours.
               6.2. All requests for second-level technical support from ATR applicable to the Hour Bank must be directly initiated by OMI. Calls by OMI for information/reasons other than technical support are not counted against the Hour Bank.
               6.3. Each call carries a minimum 15 minute charge against the Hour Bank.
               6.4. The first 40 hours of second-level support requested are free to OMI but must be used on or before the end of the Start-up Period.
               6.5. A statement of Hour Bank usage and remaining balance will be produced by ATR each month during the Start-up Period.
               6.6. ll support provided by ATR beyond the 40 hour limits of the Hour Bank is billable to OMI.
               6.7. All support provided by ATR after the Start-up Period is billable to OMI.
               6.8. All support provided by ATR directly to a customer (under circumstances described below in Section 7) is billable to OMI.
               6.9.  The applicable ATR billing rate is $80 per hour.
               6.10. Amounts billed hereunder shall be due within 30 days of invoice. Failure by OMI to pay said amounts when due shall relieve ATR of any further obligation hereunder to provide second-level technical support.

SECTION 7.  ONGOING SUPPORT PROCEDURES.

     7.1 OMI shall provide a single toll-free 800 or 888 number for customer telephone assistance which will be available 24 hours per day and seven days per week. This line will be monitored at all times by either an answering service or OMI support service personnel.
     7.2  OMI will ensure that each customer call is returned within two
(2) hours of receipt.

     7.3 Under normal circumstances, ATR will not respond directly to calls from customers and will direct any such customers to call the OMI support number. If OMI has not responded to a customer call within the required two-hour period and that customer subsequently contacts ATR for support, ATR may provide service directly to the customer and bill the call to OMI. In such case, ATR will have first entered a support call to OMI and will transfer the customer back to OMI as soon as a response is received.

SECTION 8.  REPRESENTATIONS OF ATR AND DISCLAIMER OF WARRANTIES.

     8.1 ATR represents and warrants that this Assignment is exclusive and made solely to OMI. None of the Service Agreements assigned herein have been assigned to any other party.

     8.2 ATR makes no warranty of any kind, express or implied, including any warranty of merchantability or fitness for a particular purpose, with respect to any hardware or software transferred hereunder, including, but not limited to, all existing versions of the Cortex source code, custom modifications, instrument interfaces, working and compiled HIS interfaces, compilers, support utilities, and other Cortex-related programs (collectively, the "LIS Hardware and Software"). The LIS Hardware and Software is provided to OMI on strictly an "AS IS" basis only. ATR does not warrant or represent that the operation of the LIS Hardware and Software will be uninterrupted or error free or that any defects that may exist in the LIS Hardware and Software are correctable or will be corrected.

     8.3  IN NO EVENT SHALL ATR BE LIABLE TO OMI FOR ANY SPECIAL,
CONSEQUENTIAL, INCIDENTAL, OR INDIRECT DAMAGES OF ANY KIND, HOWSOEVER CAUSED, INCLUDING, WITHOUT LIMITATION, LOSS OF PROFIT OR LOSS OF DATA BY ANY CUSTOMERS.

SECTION 9.  INDEMNIFICATION.

     OMI agrees to indemnify and hold ATR harmless from and against any liability for any loss, costs, expenses, settlements, or damages howsoever caused by reason of any performance or nonperformance of the Service Agreements, or caused by reason of any injury (whether to body, property, or personal or business character or reputation) sustained by any person or to any person or to property by reason of any act, neglect, default, or omission of OMI or any of its agents, employees, or other representatives in fulfilling its obligations under the Service Agreements following the Effective Date. If ATR is sued in any court for damages by reason of any of the acts or omissions of OMI referred to in this paragraph, OMI shall defend such action (or cause same to be defended) at its own expense and shall pay and discharge any judgment that may be rendered in any such action; if OMI fails or neglects to so defend in said action, ATR may defend the same and any expenses, including reasonable attorneys' fees and costs, which ATR may pay or incur in defending said action, and the amount of any judgment which ATR may be required to pay, shall be promptly reimbursed by OMI upon demand.

SECTION 10.  SUCCESSORS AND ASSIGNS.

     Except as otherwise provided herein, the terms and conditions of this Assignment shall inure to the benefit of and be binding upon the respective successors and assigns of the Parties.

SECTION 11.  AMENDMENTS.

     This Assignment may be amended only by a writing signed by the Party against whom or against whose successors and assigns enforcement of the change is sought.

SECTION 12.  EFFECT OF PARTIAL INVALIDITY.

     If any term, provision, or application of this Assignment is held invalid or unenforceable, the remainder of this Assignment and any application of the terms and provisions hereof shall not be affected thereby, but shall remain valid and enforceable.

SECTION 13.  GOVERNING LAW; VENUE.

     This Assignment shall be governed by and construed in accordance with the laws of the State of California. Venue of any action to enforce the terms and conditions of this Assignment, including the arbitration provisions of this Assignment, shall be in the County of Sacramento.

SECTION 14.  EFFECTIVE DATE.

     This Assignment is effective as of May 19, 1997 (the "Effective
Date").

SECTION 15.  RESOLUTION OF DISPUTES.

     In the case of any dispute concerning the terms and conditions of this Assignment or the performance by either Party of the obligations of this Assignment, the Parties agree that they shall make reasonable, good faith efforts to resolve such dispute by informal means. Such efforts shall include, but shall not be limited to, the following steps in this order:
1) personal meetings between the representatives of the Parties for the purpose of conducting good faith discussions concerning resolution of the dispute, and 2) mediation of such dispute using the services of a mutually agreeable mediator. Such mediation shall be held in Sacramento, California.

SECTION 16.  BINDING ARBITRATION OF DISPUTES.

     In case the Parties are unable to resolve any dispute as to or concerning this Assignment by informal means, the Parties agree to submit such dispute to final and binding arbitration in accordance with the provisions of California law pertaining to the arbitration of private disputes. Such arbitration shall be before a panel of three arbitrators, one each selected by the Parties and the third, who shall serve as presiding officer of the tribunal, selected jointly by the other two. The Parties shall have the same right to discovery as is provided for in civil actions in the Superior Courts in California and the procedural rules governing such discovery shall apply to arbitration in accordance with this Assignment. The provisions of this paragraph may be pled as a defense to any action commenced concerning the terms and conditions of this Assignment or the performance of the terms of this Assignment by either Party.

SECTION 17.  FURTHER ACTS.

     The Parties shall promptly take such further acts and execute such other documents as shall be necessary to carry out the manifest intent of this Assignment and the Customer Support Transition Plan.

SECTION 18.  COUNTERPARTS.

     This Assignment may be executed in two counterparts, each of which shall be deemed an original, and both of which together shall constitute one and the same instrument.


     IN WITNESS WHEREOF, ATR and OMI have caused this Agreement to be executed and delivered by their duly authorized representatives as of the date first written above.

ALTERNATIVE TECHNOLOGY                           OMNITECH MIGRATIONS
RESOURCES, INC.                                  INTERNATIONAL, INC.

      W. ROBERT KEEN                                   ANDRE ST. JEAN

By    W. Robert Keen                             By    Andre St. Jean
Its:  Chief Executive Officer                    Its:  President and Chief
                                                       Executive Officer